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                                                                    Exhibit 99.1

FiberNet to Acquire Devnet, LLC

NEW YORK--(BUSINESS WIRE)--June 5, 2000--FiberNet Telecom Group, Inc (NASDAQ:FTGX) today announced that it has entered into a definitive agreement to acquire Devnet LLC. Devnet is a provider of carrier-neutral telecommunications access and infrastructure to commercial office properties. Devnet manages the telecommunications assets and access for a portfolio of over 40 million square feet of commercial office space across the country, including properties owned by institutions such as Teachers Insurance and Annuity Association of America, Prime Realty Trust and major private owners. FiberNet currently is a minority investor in Devnet and has the right to build, own and operate telecommunications central distribution systems in 10 million square feet of commercial office space currently managed by Devnet. The transaction is subject to certain conditions, including certain regulatory approvals, and is expected to close in July 2000.

Michael S. Liss, President and CEO of FiberNet, stated "FiberNet intends to be the leading next generation optical network in the metropolitan local loop. The Devnet acquisition enhances our real estate portfolio and accelerates the extension of our carrier-quality network into Class A commercial office properties."

Joel R. Wilson, Chairman and CEO of Devnet, stated "Devnet has always been committed to serving building owners and their tenants. In order to remain competitive, it is essential that building owners offer their tenants a state-of-the-art communications system. As we looked into the future, we wanted to partner with a company that had both the vision and delivery capability to meet the ever growing requirements of tenants. This agreement with FiberNet advances our carrier-neutral role and further enables Devnet to provide the full spectrum of services for all our clients."

About FiberNet:

FiberNet Telecom Group, Inc. is a carrier's carrier that designs, builds and operates 100% fiber optic transmission networks in Tier 1 cities. The Company's Metropolitan Transport Networks (MTNs) link carrier hotels and multi-tenant office buildings. FiberNet enters into license agreements with nation-wide property owners to design, build, and operate FiberNet In-building Networks
(FINs) within Class A commercial properties.

FiberNet has lit multiple strands of fiber on its MTN throughout New York City, with extensive plans to introduce its services to other Tier 1 cities. The FiberNet backbone network utilizes a diversely routed, SONET ring architecture that extends from premier carrier hotels to Class A office buildings that are equipped with a FIN. By offering carrier class backbone reliability directly to tenants and carrier premises, FiberNet is seeking to set a new standard for the fastest local loop delivery and connectivity of DS1 to OC192, and 10/100b Ethernet circuits. For more information on FiberNet, please see our website at www.ftgx.com.

About Devnet:

Devnet serves building owners with complete management of their communications infrastructure by both installing a state-of-the-art network with unlimited bandwidth and providing non-exclusive cooperative agreements with integrated communications service providers. As the "access landlord," controlling the telecommunications access rights for approximately 40 million square feet of commercial real estate buildings for various institutional and private owners, Devnet brings building owners of all sizes revenue potential otherwise unattainable to any individual property owner. For more information on Devnet, please see our website at www.devnetusa.com.

This press release contains certain forward looking statements involving known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the
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company to differ materially from those expressed or implied by such forward-
looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:        FiberNet Telecom Group, Inc.
                Michael Liss or Trey Farmer, 212/405-6200 or
                Devnet, LLC
                Joel R. Wilson, 203/454-2888